Exhibit 99.1
News Release
For Immediate Release

Contact Information:	Steven Moore
Pixelworks, Inc.
408-200-9221
smoore@pixelworks.com
Pixelworks Announces Medical Leave of Absence for CEO
Tualatin, Ore., December 20, 2007 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology, today announced that Hans Olsen, Pixelworks CEO and President, will take a temporary leave of absence from his duties beginning January 1, 2008, in order to address recently discovered health issues. The length of Mr. Olsen’s leave will be determined by his overall health and medical progress.
     During Mr. Olsen’s leave, Bruce A. Walicek, Pixelworks’ Lead Director, will serve as acting CEO and President of the Company, temporarily relinquishing his Lead Director role but retaining his seat on the Board. Mr. Walicek is a semiconductor industry veteran and investment professional who has been a member of Pixelworks’ Board of Directors since May 2005. He joins the company from Sevin Rosen Funds, where he was an Executive in Residence.
     “I’m grateful to the Board, which has worked with me to plan for my absence, and to Bruce for his willingness to step in and lead the Company while I am away,” said Hans Olsen. “I’m excited about the future of Pixelworks. We’ve taken major steps forward this past year in retooling our engineering processes and reshaping the Company for profitability, and are starting to see the fruits of those efforts.”
     Bruce Walicek commented, “All of us on the Board are committed to supporting Hans through this leave and wish him all the best for his recovery. I am confident that, working with Pixelworks’ excellent team of employees, we can continue to make progress while Hans is away.”

About Pixelworks, Inc.
Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of digital projectors and flat panel display products. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor and discrete ICs. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
For more information, please visit the Company’s Web site at www.pixelworks.com.
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Safe Harbor Statement
This release contains statements concerning medical leave periods and expressions of management confidence in the future that are forward-looking statements within the meaning of the “Safe Harbor” provisions of the federal Securities Litigation Reform Act of 1995. Such statements are based on current expectations and understandings concerning the medical issues involved and Mr. Olsen’s ability to return to his position. These statements are not guarantees of future events and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary due to many factors including those described above and others.